DOMINIX, INC.
                               40 MARQUETTE DRIVE
                            SMITHTOWN, NEW YORK 11787

                                                                DECEMBER 8, 2003
Alan Cohen
100-1510 Daly Boulevard
Oceanside, NY 11572

Dear Alan:

This letter sets forth the agreement regarding your employment (the "Agreement") with Dominix, Inc. (the "Company"), a Delaware corporation that comprises the businesses of its two recently acquired wholly- owned subsidiaries Jade Entertainment Group, Inc., a New York corporation ("Jade") and MarketShare Recovery, Inc., a New York corporation ("MSR")(the "Business"), upon the terms and conditions set forth herein.

START DATE:                            December 8, 2003

EMPLOYMENT        TERM:  The term will be for a period of two (2) years  through
                  December 8, 2005  ("Initial  Term")  provided that the Initial
                  Term  may  be  automatically   extended  for  up  to  two  (2)
                  additional twelve month periods unless either party gives written notice to the other to not proceed with such renewal at least thirty (30) days prior to the expiration of the then existing term (the "Renewal Term").

                  Either the Company or you may terminate your employment during the Initial Term or any Renewal Term for any reason, with or without Cause, provided however, you agree to deliver to the Company written notice of such termination at least sixty (60) days prior to your last date of employment.

TITLE AND DUTIES: You  will be  employed  in the  position  of  Chief  Financial
                  Officer of the Company working from the headquarters of Jade presently located at 95 Broadhollow Road - Suite 101,
                  Melville, New York 11747, or at such other New York City or Long Island address as the Company shall designate. Your duties and responsibilities shall be on a substantial full-time basis until April 1, 2004 ("Interim Period"), and thereafter (unless sooner) on a full-time basis and shall be subject, at all times, to the direction and supervision of the Company's Chief Executive Officer and President, as well as its Board of Directors ("Board"). Your responsibilities shall include (i) maintaining the books and records of the Company, its subsidiaries and affiliates in accordance with generally accepted accounting principles; (ii) preparing financial statements and related notes, including balance sheet and cash flow statements, for the Company, its subsidiaries and affiliates on a quarterly basis and on an annual basis and participating in the preparation of the Company's filings on form 10-QSB and 10-KSB with the Securities and Exchange Commission and otherwise assuring compliance by the Company, its subsidiaries and affiliates with financial disclosure as required under the federal and state securities laws; (iii) provide senior management with written reports on an interim basis as requested regarding accounts payables, accounts receivables, bank reconciliation, and similar reports and implement procedures for collections of accounts receivables;
                  (vi) implementation of billing system for sending bills to and collection payments on a timely basis from retailers, distributors, licensors etc. who purchase, distribute or license the Company or its subsidiaries or affiliates' products; (v) participate in the analysis of potential acquisition, joint venture, merger and similar type of transactions for the Company, its affiliates and subsidiaries;
                  (vi) participate in providing financial information for the raising of capital for the Company, its affiliates and subsidiaries operations; (vii) participate in the preparation of financial planning and budgets for the Company, its subsidiaries and affiliates, and (vi) to carry out such other matters of a similar nature as directed by the Company's Chief Executive Officer, its President, or a member of its Board.

BASE SALARY:      During  the  Interim  Period  you will be paid on the basis of
                  $3000 per month, and thereafter during each monthly period of the Initial Term and any Renewal Term, you will be paid a base salary of $70,000 per anum ("Base Salary"), payable in accordance with the Company's normal payroll practice, which is presently bi-weekly. You will also be entitled to a discretionary year-end bonus in accordance with "Compensation
                  Reviews" set forth below.

STOCK GRANT:      The  Company  shall  also  grant to you One  Hundred  Thousand
                  (100,000)  shares of  restricted  common  stock of the Company
                  (the  "Grant")  vesting  and  deliverable   according  to  the
                  following schedule: 20,000 shares vesting and deliverable upon mutual execution by you and the Company of this Agreement, 20,000 shares each vesting and deliverable following the completion of six months, twelve months, eighteen months and twenty-four months. You need to be employed at the time of vesting in order for the Shares to be delivered.

COMPENSATION
 REVIEWS: Base Salary and bonus reviews shall be performed no less than annually on each anniversary of your Start Date. Any increases in Base Salary or granting of cash bonuses shall be made in the Company's discretion on the appropriate anniversary date by the Company's Board of Directors (or Compensation Committee if so formed), pursuant to both the Company's guidelines as they exist from time to time, and the Company's overall financial, as well as your individual performance.

SEVERANCE:        In the event that your employment is terminated  without Cause by the Company, you shall be entitled to three (3) month severance at the rate provided by your Base Salary.

BENEFITS:         You will be eligible to participate  in any  management  bonus plan and entitled to such benefits, health insurance and vacation which are, or will be, provided to other senior executives of the Company.

EXPENSES:         You  will  be  reimbursed   upon   submission  of  appropriate
                  documentation  for all reasonable  expenses  including  travel
                  (local and out of town) incurred by you in the performance of your employment hereunder, provided however, that you shall not incur any such expenses in excess of $500 without the prior written consent of the Chief Executive Officer or the President.

TERMINATION:      (a)   Your employment shall terminate upon the first to occur
                        of the following:

                  (1) The expiration of the Initial Term or any Renewal Term specified above.

                  (2) Upon your (i) death or (ii) permanent disability or incapacity.

                  (3) For Cause. The Company shall have the right to terminate your employment upon twenty-four (24) hours' written notice to you For Cause. The grounds for such termination For Cause shall be:

                        (i) a material, uncured breach of your agreement of employment hereunder, including, but not limited to a violation of any non-competition, non-solicitation or confidentiality provisions hereinafter set forth,

                        (ii) Your arrest for fraud, embezzlement, bribery, act of moral turpitude or any felonious offense (other than strictly a motor vehicle matter, provided that a conviction for a motor vehicle matter other than a minor traffic violation, constitutes grounds for termination For Cause); or

                        (iii) Your commission of any act of fraud, dishonesty or
                              negligence in connection with the performance of your duties as an employee of the Company; or

                        (iv) Your willful and repeated failure or refusal (unremedied after five (5) business days written notice from the Company of such failure or refusal) to perform your duties and responsibilities as are established by the Company's Board of Directors (or Audit Committee), from time to time.

                  (4) Upon written notice from either the Company, or you, which notice if delivered by you shall be received by the Company no less than sixty (60) days prior to the date of termination and if delivered by the Company, shall be received by you no less than thirty (30) days prior to the date of termination.

                  (b) Except as otherwise stated in "Severance" above, if you are terminated for Cause, the Company shall have no further financial or other obligations to you following the last date of employment.

AGREEMENT
 NOT TO COMPETE:  In  consideration  of the  above,  you agree  that  during the
                  Initial Term or any Renewal Term, and for twelve (12) months following the expiration of such term or earlier termination of your employment, you shall not either for yourself or on behalf of any other person, partnership, corporation or entity, directly or indirectly or by action in concert with others:

                  (a) interfere with any of the Company's or its parent, affiliates' or its subsidiaries' relationships with, or endeavor to employ or entice away from the Company or its parent, affiliates or its subsidiaries, any person who, at any time on or after the date hereof, is or shall be an employee of the Company or its parent, affiliates or its subsidiaries or under some other contractual relationship with the Company, interfere with or seek to adversely alter the Company's or its parent, affiliates or its subsidiaries' relationship with, solicit or divert any supplier, licensee or distributor of the Company or its parent, affiliates or its subsidiaries; or

                  (b) seek or obtain employment with, or provide services to, any party that has in the past twelve (12) months had an agreement, or engaged in any business transaction of a material nature with the Company.

PROPERTY RIGHTS:  With respect to information, inventions and discoveries or any interest in any copyright and/or property right developed, made or conceived of by you, either alone or with others, at any time during your employment by the Company and whether or not within working hours (and written six months thereafter) arising out of such employment or pertinent to any field of business or research in which, during such employment, the Company is engaged or (if such is known to or ascertainable by you) is considering engaging, you agree:

                  (a) that all such information, inventions and discoveries or any interest in any copyright and/or other property right, whether or not patented or patentable, shall be and remain the exclusive property of the Company, whether or not it is protected or protectible under applicable patent, trademark, service mark, copyright or trade secret laws which shall be deemed work made for hire as defined in Section 101 of the Copyright Act, 15 U.S.C. Section 101. If it is determined that any such works are not works made for hire, you hereby assign to the Company all of your right, title and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such work product;

                  (b) to disclose promptly to an authorized representative of the Company all such information, inventions and discoveries or any copyright and/or other property right and all information in your possession as to possible applications and uses thereof;

                  (c) not to file any patent application relating to any such invention or discovery except with the prior written consent of an authorized officer of the Company (other than yourself);

                  (d) that you hereby waive and release any and all rights you may have in and to such information, inventions and discoveries and hereby assign to the Company and/or its nominees all of your right, title and interest in them and all your right, title and interest in any patent, patent application, copyright or other property right based thereon. You hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as your agent and attorney-in-fact to act for you and in your behalf and stead to execute and file any document and to do all other lawfully permitted acts to further the prosecution, issuance and enforcement of any such patent, patent application, copyright or other property right with the same force and effects as if executed and delivered by you; and

                  (e) at the request of the Company, and without expense to you, to execute such documents and perform such other acts as the Company deems necessary or appropriate, for the Company to obtain patents on such inventions in a jurisdictions designated by the Company, and to assign to the Company or its designees such inventions and any and all patent applications and patents relating thereto.

CONFIDENTIALITY:  With respect to the  information,  inventions and  discoveries referred to above and also with respect to all other information, whatever its nature and form and whether obtained orally, by observation, from Materials (as defined below) or otherwise (except such as is generally available through publication), obtained by you and relating to any invention, improvement, enhancement, product, know-how, formula, software, process, apparatus, design, drawings, codes, data printouts, magnetic tapes and disks, recordings, marketing and sales programs, financial projections, concept or other creation, or to any use of any of them, or to materials, tolerances, specifications, costs (including, without limitation, manufacturing costs), pricing formulae, or to any plans of the Company, or to any other trade secret or proprietary information of the Company, related to the Business and operations of the Company or the Company's customers, strategic alliances, licensors, parent, subsidiaries and affiliates, you agree:

                  (a) to hold all such information, inventions and discoveries which have not otherwise become public knowledge in strict confidence and not to publish or otherwise disclose any thereof to any person or entity other than the Company except with the prior written consent of an authorized officer of the Company or as may be required by law;

                  (b)   to take all  reasonable  precautions  to assure that all
                        such   information,   inventions  and   discoveries  are
                        properly protected from access by unauthorized persons;

                  (c) to make no use of nor exploit in any way any such information, invention or discovery except as required in the performance of your employment duties of the Company; and

                  (d) upon termination of your employment by the Company, or at any time upon request of the Company, to deliver to it all Materials (as defined below) and all substances, models, software, prototypes and the like containing or relating to any such information, invention or discovery, all of which Materials (as defined below) and other things shall be and remain the exclusive property of the Company.

                  For purposes of this Agreement, the term "Materials" includes, without limitation, letters, memoranda, reports, notes, notebooks, books of accounts, drawings, prints, marketing materials, product designs, specifications, formulae, software, data printouts, microfilms, e-mails, magnetic tapes and disks and other documents and recordings, together with all copies, excerpts and summaries, thereof.

INDEMNITY:        You shall be indemnified for all claims, liabilities, damages, losses, costs and expenses of any nature, including but not limited to, reasonable attorneys' fees, judgments, settlement, fines and penalties that are incurred by you in connection with the performance of your duties under this Agreement unless the claim or alleged claim is based in whole or in part upon acts or omissions by you constituting willful misconduct, gross negligence or fraud.

MISCELLANEOUS:    We agree  that it is our  intention  and  covenant  that  your employment and performance thereunder be governed by and construed under the laws of the State of New York concerning contracts to be made and performed wholly within such state, without regard to any conflict of law principles and that any dispute between the parties of any kind shall be adjudicated exclusively in the courts of the State of New York.

                  (a) This letter sets forth the entire agreement regarding your employment and may not be modified or changed except by mutual written agreement. Your obligations hereunder may not be assigned by you. Your employment agreement is assignable by the Company to a wholly-owned subsidiary or in the event of any sale, merger, or similar transaction by the Company with a third party or a related party.

                  (b) You represent and warrant that the execution, delivery and performance by you of this Agreement and the matters contemplated thereunder does not, and will not, violate, result in a breach of, or constitute a default under any agreement or arrangement to which you are a party. You also represent and warrant that you have had the opportunity to consult with the counsel of your choice in the negotiation and execution of this Agreement and that you are satisfied that you have been adequately and independently represented.

                  (c) The invalidity of all or any part of any paragraph or subparagraph of this Agreement shall not render invalid the remainder of the Agreement and obligations contemplated hereunder.

                  (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when together, shall constitute one and the same agreement.

                  (e) Any notice given hereunder shall be in writing and either delivered in person, by nationally recognized overnight courier, or be registered or certified first class mail, (postage prepaid, addressed) if to the Company at Dominix, Inc., 40 Marquette Drive, Smithtown, New York 11787, attn: Chairman of the Board and (b) if to the Employee at the address noted above. Notices delivered personally shall be deemed given as of actual receipt; notices sent via facsimile transmission shall be deemed given as of one business day following sender's receipt from sender's facsimile machine of written confirmation of transmission thereof; notices sent by overnight courier shall be deemed as given as of one business day following sending; and notices mailed shall be deemed given as of five business days after proper mailing. Any party may change its address in notice given to the other party in accordance with this Section (e).

                  (f) Each party shall fully indemnify the other for all claims, liabilities, damages, losses, costs and expenses of any nature, including but not limited to, reasonable attorneys' fees, judgments, settlement, fines and penalties that are incurred by the counter-party arising out of or in connection with the performance of each party's obligations under this Agreement unless the claim or alleged claim resulted from the willful misconduct, gross negligence or fraud of the party claiming indemnification

If the above meets with your understanding, please countersign this Agreement at the lower left to acknowledge your agreement and acceptance with the terms and conditions outlined above and return a signed copy to me at your earliest convenience. We look forward to a long and mutually rewarding relationship.

                                            Sincerely,
                                            Dominix, Inc.


                                            By: /s/ Raymond Barton
                                                -------------------------
                                                Raymond Barton, CEO


ACCEPTED AND AGREED TO
THIS 8th day of December 2003:

/s/ Alan Cohen
-----------------------
ALAN COHEN